UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2025

J.B. HUNT TRANSPORT SERVICES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Arkansas	0-11757	71-0335111
(State or other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification No.)

615 J.B. Hunt Corporate Drive Lowell, Arkansas	72745	(479) 820-0000
(Address of Principal Executive Offices)	(Zip Code)	(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	JBHT	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In accordance with General Instruction B.2., the information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The Company undertakes no obligation to update or revise this information.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2025, the Board of Directors of J.B. Hunt Transport Services, Inc. (the “Company”) appointed A. Brad Delco to serve as Executive Vice President and Chief Financial Officer of the Company, effective September 1, 2025.

Upon Mr. Delco’s appointment, the Company’s current Chief Financial Officer, John Kuhlow, will continue to serve in an executive capacity as the Company’s Chief Accounting Officer.

Mr. Delco, 42, has served as the Company’s Senior Vice President of Finance since February 2022, with primary responsibility for the Company’s corporate financial planning and analysis, investor relations and corporate development. He joined the Company in 2019 as Vice President of Finance, leading the Company’s investor relations efforts. Prior to joining the Company, Mr. Delco spent 14 years at Stephens Inc., a privately-owned investment banking and financial services firm based in Little Rock, Arkansas, where he worked in corporate finance and equity research, primarily covering the transportation industry as a lead analyst.

Effective September 1, 2025, Mr. Delco will be paid an annual base salary of $525,000 per year. In connection with his promotion, on September 1, 2025, he will be awarded restricted share units valued at $1.45 million, which will vest on the same terms as the Company’s annual equity awards granted to its executive leadership team in January 2025, with 40% of the award vesting in annual installments of 40%, 40% and 20%, respectively, on January 31 of 2026 through 2028, and 60% of the award vesting on March 31, 2028, subject to the Company’s attainment of a targeted return on invested capital (ROIC) relative to the ROIC performance of certain peer group companies for the three-year period ending December 31, 2027. Depending on which level of ROIC is obtained, the initial vesting amount for the ROIC-based portion of the award can range from 0% to 200% of the original performance-based units granted. This amount is then decreased or increased by up to 20% based on the Company’s attainment of a predetermined matrix of future operating income compound annual growth rates, resulting in the ultimate vesting amount ranging from 0% to 240% of the original performance-based units granted. He will also receive on September 1, 2025, a promotional award of restricted share units valued at $1 million, which will vest in three equal annual installments on September 1 of 2031 through 2033. In addition, Mr. Delco will be eligible to receive an annual performance bonus under the Company’s 2025 company bonus plan for executive officers as previously described in the Company’s 2024 proxy statement filed with the Securities and Exchange Commission on March 14, 2025, with a targeted bonus amount of 100% of his annual base salary as of December 31, 2025, and a potential bonus payout ranging from 25% to 200% of such annual base salary, prorated for the portion of the year in which he is serving as Chief Financial Officer. His bonus amount, if any, attributable to the first eight months of 2025 will be under the 2025 company bonus plan for senior vice presidents and based on his salary in effect immediately prior to his promotion.

The Company has not entered into any written employment agreement with Mr. Delco.

Item 7.01          Regulation FD Disclosure.

On August 21, 2025, the Company issued a press release announcing the appointment of A. Brad Delco as Chief Financial Officer of the Company, effective September 1, 2025. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)         Exhibits.

99.1	News release dated August 21, 2025, issued by J.B. Hunt Transport Services, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on the 22nd day of August, 2025.

J.B. HUNT TRANSPORT SERVICES, INC.

BY:	/s/ Shelley Simpson
Shelley Simpson
President and Chief Executive Officer (Principal Executive Officer)

BY:	/s/ John Kuhlow
John Kuhlow
Chief Financial Officer, Executive Vice President (Principal Financial Officer)